Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of February 25, 2021, is by and among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Borrower”), RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Parent”), the Guarantors, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent, the other Guarantors, the Lenders from time to time party thereto, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of January 10, 2020 (as amended by that certain First Amendment to Credit Agreement and Waiver dated as of May 29, 2020, and as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Credit Parties have requested that the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A.ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
A.
1.1 Amendment to “Applicable Percentage”. The last sentence of the definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Notwithstanding the foregoing, (A) from the Second Amendment Effective Date through the first Interest Determination Date occurring after the last day of the fiscal quarter of the Parent ending on or about December 26, 2021, the Applicable Percentage shall be equal to (i) 4.50% with respect to LIBOR Rate Loans, (ii) 4.50% with respect to Letter of Credit Fees, (iii) 3.50% with respect to Base Rate Loans and (iv) 0.45% with respect to the Commitment Fee, and (B) thereafter the Applicable Percentage shall be equal to (i) 4.00% with respect to LIBOR Rate Loans, (ii) 4.00% with respect to Letter of Credit Fees, (iii) 3.00% with respect to Base Rate Loans and (iv) 0.45% with respect to the Commitment Fee.

1.2 Amendment to “Bail-In Action”. The definition of “Bail-In Action” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

1.3 Amendment to “Bail-In Legislation”. The definition of “Bail-In Legislation” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the

United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

1.4 Amendment to “Fixed Charge Coverage Ratio”. The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” shall mean, for any Reference Period, the ratio of (i) Consolidated Cash Flow for such Reference Period plus Base Rent Expense for such Reference Period to (ii) Consolidated Debt Service for such Reference Period plus Base Rent Expense for such Reference Period plus cash payments for all income taxes paid by the Parent and its Subsidiaries during such Reference Period minus, solely to the extent received in fiscal year 2021, any cash tax refunds received by the Parent and its Subsidiaries during fiscal year 2021 (which shall be permitted to be subtracted for purposes of calculating Fixed Charge Coverage Ratio in the fiscal quarter in which such cash tax refunds are received and in the immediately succeeding three fiscal quarters thereafter).

1.5 Amendment to “Lease Adjusted Leverage Ratio”. The last sentence of the definition of “Lease Adjusted Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, for purposes of calculating the Lease Adjusted Leverage Ratio as of the end of the fiscal quarters of the Parent ending on or about October 3, 2021, December 26, 2021 and April 17, 2022, Consolidated EBITDA shall be calculated as (x) in the case of the fiscal quarter ending on or about October 3, 2021, actual Consolidated EBITDA for such fiscal quarter divided by 14.5%, (y) in the case of the fiscal quarter ending on or about December 26, 2021, actual Consolidated EBITDA for the period of two (2) consecutive fiscal quarters then ending divided by 40.9%, and (z) in the case of the fiscal quarter ending on or about April 17, 2022, actual Consolidated EBITDA for the period of three (3) consecutive fiscal quarters then ending divided by 74.8%.

1.6 Amendment to “Permitted Acquisition”. The last sentence of the definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety:
Notwithstanding the foregoing, as of the Second Amendment Effective Date, no Permitted Acquisitions shall be permitted to be made until delivery of a compliance certificate pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent (beginning with the fiscal quarter of the Parent ending on or about October 3, 2021) demonstrating that the Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 for such fiscal quarter.
1.7 Amendment to “Permitted Investment”. Clause (xiii) of the definition of “Permitted Investment” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(xiii) in addition to the Investments otherwise expressly permitted by this definition, other Investments by any Credit Party in an aggregate amount not to exceed $40,000,000 during the term of this Agreement; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Investments or result therefrom; provided further, as of the Second Amendment Effective Date, no Investments shall be permitted to be made under this clause (xiii) until delivery of a compliance certificate pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent (beginning with the fiscal quarter of the Parent ending on or about October 3, 2021) demonstrating that the Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 for such fiscal quarter.

1.8 Amendments to “Revolving Commitment”. The definition of “Revolving Commitment” in Section 1.1 of the Credit Agreement is hereby amended and restated its entirety as follows:

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (a) to make Revolving Loans to the account of the Borrower hereunder, (b) purchase Participation Interests in the Letters of Credit pursuant to Section 2.3(c) and (c) purchase Participation Interests in Swingline Loans as provided in Section 2.4(b)(ii), in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name under the heading “Revolving Commitment” on Schedule 1.1(a) hereto or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, as applicable, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.5). The aggregate Revolving Commitments of all the Lenders on the Second Amendment Effective Date is $130,000,000. Notwithstanding the foregoing, the Revolving Commitments of all of the Lenders shall be automatically and permanently reduced pursuant to Section 2.7(c).

1.9 Amendment to “Revolving Maturity Date”. The definition of “Revolving Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “January 10, 2025” therein with a reference to “January 10, 2023”.

1.10 Amendment to “Term Loan Maturity Date”. The definition of “Term Loan Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “January 10, 2025” therein with a reference to “January 10, 2023”.

1.11 Amendment to “Write-Down and Conversion Powers”. The definition of “Write-Down and Conversion Powers” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.12 Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order therein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Second Amendment Effective Date” shall mean February 25, 2021.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

1.13 Amendment to Section 2.1(a). Section 2.1(a) of the Credit Agreement is hereby amended by replacing the reference to “ONE HUNDRED SIXTY-ONE Million FIVE HUNDRED THIRTY-EIGHT THOUSAND FOUR HUNDRED SIXTY-TWO DOLLARS ($161,538,462)” therein with a reference to “ONE HUNDRED THIRTY Million DOLLARS ($130,000,000)”.

1.14 Amendment to Section 2.6. Section 2.6 of the Credit Agreement is hereby amended by inserting the following new clause (e) at the end thereof:

(e) Utilization Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to the respective Pro Rata Share of the Lenders, a utilization fee (the “Utilization Fee”) in an amount equal to 0.75% per annum of the daily outstanding principal amount of Term Loans, Revolving Loans, Swingline Loans and LOC Obligations from the Second Amendment Effective Date through the first Interest

Determination Date occurring after the last day of the fiscal quarter of the Parent ending on or about December 26, 2021. The Utilization Fee shall be due and payable on the Revolving Maturity Date, unless the Revolving Commitments are terminated in whole on an earlier date, in which event the Utilization Fee shall be paid on the date of such termination.

1.15 Amendment to Section 2.7. Section 2.7 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

(c) Upon the last day of the fiscal quarter of the Parent ending on or about October 3, 2021, the Revolving Committed Amount of all of the Lenders in the aggregate shall be automatically and permanently reduced to $100,000,000. If after giving effect to any such reduction, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceed the Revolving Committed Amount at such time, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess.

1.16 Amendment to Section 2.8(b). Section 2.8(b) of the Credit Agreement is hereby amended by (a) deleting clause (vii) thereof and replacing it with a reference to “[Reserved.]” and (b) amending and restating clause (viii) thereof in its entirety to read as follows:

(viii) Revolving Loans Paydown. To the extent that the Consolidated Cash on Hand exceeds $35,000,000 at any time, the Borrower shall immediately make mandatory principal prepayments on the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) in an amount equal to such excess.

1.17 Amendment to Section 5.1(e). Clause (z) of Section 5.1(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(z) solely during the period commencing on the Second Amendment Effective Date through the end of the fiscal quarter of the Parent ending on or about December 26, 2021, a calculation of Liquidity for such fiscal monthly period and, to the extent that such fiscal monthly period ends on or about the last day of a fiscal quarter of the Parent, evidence of compliance with Section 5.9(c) as of such date of determination, in each case, in a form reasonably satisfactory to the Administrative Agent;

1.18 Amendment to Section 5.9(a). Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Lease Adjusted Leverage Ratio. As of the last day of each fiscal quarter of the Parent specified below, beginning with the fiscal quarter ending on or about October 3, 2021, the Lease Adjusted Leverage Ratio shall be less than or equal to the corresponding ratio set forth below:

Period	Maximum Ratio
October 3, 2021 (the last day of the third fiscal quarter of the 2021 fiscal year of the Parent)	5.00 to 1.00
December 26, 2021 (the last day of the fourth fiscal quarter of the 2021 fiscal year of the Parent)	5.00 to 1.00
April 17, 2022 (the last day of the first fiscal quarter of the 2022 fiscal year of the Parent)	4.75 to 1.00
July 10, 2022 (the last day of the second fiscal quarter of the 2022 fiscal year of the Parent)	4.75 to 1.00
October 2, 2022 (the last day of the third fiscal quarter of the 2022 fiscal year of the Parent) and each fiscal quarter end thereafter	4.50 to 1.00

Notwithstanding the foregoing, the covenant in this Section 5.9(a) shall not be tested as of the end of the fiscal quarters of the Parent ending on or about April 18, 2021 and July 11, 2021 (but otherwise shall be deemed to be in effect with respect to each such fiscal quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 5.9 (it being understood and agreed that the maximum Lease Adjusted Leverage Ratio for each such fiscal quarter for such purposes shall be 5.00 to 1.00)).

1.19 Amendment to Section 5.9(b). Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent, beginning with the fiscal quarter ending on or about October 3, 2021, shall be greater than or equal to 1.25 to 1.0. Notwithstanding the foregoing, the covenant in this Section 5.9(b) shall not be tested as of the end of the fiscal quarters of the Parent ending on or about December 27, 2020, April 18, 2021 and July 11, 2021 (but, in each case, otherwise shall be deemed to be in effect with respect to each such fiscal quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 5.9). In addition, (x) for the fiscal quarter ending on or about October 3, 2021, the Fixed Charge Coverage Ratio shall be determined for only the single fiscal quarter of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended), (y) for the fiscal quarter ending on or about December 26, 2021, the Fixed Charge Coverage Ratio shall be determined for only the period of the two (2) consecutive fiscal quarters of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended) and (z) for the fiscal quarter ending on or about April 17, 2022, the Fixed Charge Coverage Ratio shall be determined for only the period of the three (3) consecutive fiscal quarters of the Parent then ended (rather than the period of four (4) consecutive fiscal quarters of the Parent then ended).

1.20 Amendment to Section 5.9(c). Section 5.9(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Minimum Liquidity. As of the last day of each fiscal quarter of the Parent specified below, Liquidity shall not be less than the corresponding amounts set forth below:

Period	Minimum Amount
April 18, 2021 (the last day of the first fiscal quarter of the 2021 fiscal year of the Parent)	$55,000,000
July 11, 2021 (the last day of the second fiscal quarter of the 2021 fiscal year of the Parent)	$55,000,000
October 3, 2021 (the last day of the third fiscal quarter of the 2021 fiscal year of the Parent)	$42,000,000
December 26, 2021 (the last day of the fourth fiscal quarter of the 2021 fiscal year of the Parent)	$42,000,000

1.21 Amendment to Section 6.11. The last sentence of Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, as of the Second Amendment Effective Date, no Restricted Payments shall be permitted to be made under clause (c) of this Section 6.11 until delivery of a compliance certificate pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent (beginning with the fiscal quarter of the Parent ending on or about December 26, 2021) demonstrating that the Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00 for such fiscal quarter.

1.22 Amendment to Section 6.17. Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.17 Expansion Capital Expenditures. The Credit Parties and their Subsidiaries shall be permitted to make, or become legally obligated to make, Expansion Capital Expenditures so long as (x) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (y) the Credit Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 after giving effect thereto. Notwithstanding the foregoing, from the Second Amendment Effective Date until delivery of a compliance certificate pursuant to Section 5.1(c) for the most recently ended fiscal quarter of the Parent (beginning with the fiscal quarter of the Parent ending on or about October 3, 2021) demonstrating that the Lease Adjusted Leverage Ratio is less than or equal to 5.00 to 1.00, the Credit Parties and their Subsidiaries shall not be permitted to make, or become legally obligated to make, Expansion Capital Expenditures in excess of $7,500,000.

1.23 Amendment to Section 9.6(b). Section 9.6(b) of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:
For the avoidance of doubt, in connection with any assignment by any Lender of all or a portion of its Loans referenced herein, any unpaid Utilization Fee owing to such assigning Lender associated therewith shall be assigned to the assignee under the applicable Assignment and Assumption.

1.24 Amendment to Section 9.21. Section 9.21 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

ARTICLE II
REVOLVING COMMITMENT REDUCTION

2.1 Revolving Commitment Reduction. Each Lender by its execution of this Agreement, hereby acknowledges, agrees and confirms its Revolving Commitment in the aggregate principal amount for such Lender as set forth on Schedule 1.1(a) attached hereto and its obligation to make its portion of the Revolving Loans to the Borrower from time to time in accordance with the provisions of the Credit Agreement. Each Lender acknowledges, agrees and confirms that Schedule 1.1(a) attached hereto reflects the Revolving Commitments of the Lenders under the Credit Agreement as of the Second Amendment Effective Date after giving effect to this Agreement. Pursuant to Section 3.1(b) herein, the Borrower shall repay to the Administrative Agent, for the account of the Lenders, the amount by which the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceed the Revolving Committed Amount after giving effect to the reduction of the Revolving Commitments referenced in this Amendment on or prior to the Second Amendment Effective Date.

ARTICLE III
CLOSING CONDITIONS

3.1 Closing Conditions. This Agreement shall become effective as of the date hereof (the “Second Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a) Execution of Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by the Borrower, the other Credit Parties, the Administrative Agent and the Required Lenders.

(b) Mandatory Repayment. The Borrower shall repay to the Administrative Agent, for the account of the Lenders, the amount that the amount by which the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceed the Revolving Committed Amount after giving effect to the reduction of the Revolving Commitments referenced in this Amendment.

(c) Amendment Fees. The Administrative Agent shall have received, for the account of each Lender consenting to this Agreement, an amendment fee equal to 0.125% of the aggregate principal amount of such Lender’s Revolving Commitment and outstanding Term Loans, in each case, as of the date hereof and after giving effect to this Agreement (and the reductions to the Revolving Commitment herein).

(d) Other Fees and Out of Pocket Costs. The Borrower shall have paid any and all reasonable, documented out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen, PLLC as legal counsel to the Administrative Agent) and all other fees and amounts required to be paid to the Administrative Agent in connection with this Agreement to the extent invoiced prior to the date hereof.

A.ARTICLE IV MISCELLANEOUS
B.
4.1 Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Agreement. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform this Agreement and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of this Agreement.

(b) This Agreement has been duly executed and delivered on behalf of each of the Credit Parties. This Agreement constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of this Agreement against the Credit Parties.

(d) The representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or reference to Material Adverse Effect in the text thereof.

(e) After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing on the date hereof.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral purported to be covered thereby, in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) The Obligations of the Credit Parties are not reduced or modified by this Agreement (except as set forth herein) and, as of the date hereof, are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Credit Documents.

4.4 Release. The Borrower and each of the other Credit Parties hereby releases and forever discharges the Administrative Agent, each Lender, the Issuing Lender, the Swingline Lender and their respective predecessors, successors, assigns, attorneys and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Credit Documents through the date hereof, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

4.5 Credit Document. This Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

4.6 Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.7 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.8 Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

4.9 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

4.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

4.11 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Section 9.14 and Section 9.17 of the Credit Agreement and the limitation of liability provisions of Section 9.5(b) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWER:     RED ROBIN INTERNATIONAL, INC.,
a Nevada corporation

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Secretary

GUARANTORS:     RED ROBIN GOURMET BURGERS, INC.,
a Delaware corporation

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Executive Vice President, Chief Legal Officer and Secretary

RED ROBIN WEST, INC.,
a Nevada corporation

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Secretary

WESTERN FRANCHISE DEVELOPMENT, INC.,
a California corporation

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Secretary

RED ROBIN DISTRIBUTING COMPANY LLC,
a Nevada limited liability company

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Manager

NORTHWEST ROBINS, L.L.C.,
a Washington limited liability company

By: RED ROBIN INTERNATIONAL, INC.,
Sole Member and Manager of Northwest Robins, L.L.C.

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Secretary

RED ROBIN EXPRESS, LLC,
a Colorado limited liability company

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Manager

SECOND AMENDMENT TO CREDIT AGREEMENT
RED ROBIN INTERNATIONAL, INC.

RED ROBIN NORTH HOLDINGS, INC.,
a Nevada corporation

By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Secretary

ADMINISTRATIVE AGENT
AND LENDERS:     WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and as a Lender

By: /s/ Reginald Dawson
Name: Reginald Dawson
Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Anna C. Araya
Name: Anna C. Araya
Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Lender

By: /s/ Deborah Booth
Name: Deborah Booth
Title: Authorized Signor

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Anthony Luppino
Name: Anthony Luppino
Title: Senior Vice President

BBVA USA, an Alabama Banking Corporation,
as a Lender

By: /s/ Jon McCurdy
Name: Jon McCurdy
Title: SVP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Nicholas V. Ocepek
Name: Nicholas V. Ocepek
Title: SVP

SECOND AMENDMENT TO CREDIT AGREEMENT
RED ROBIN INTERNATIONAL, INC.

Schedule 1.1(a)

REVOLVING COMMITMENTS AND PRO RATA SHARE

Lender	Revolving Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$32,500,000.00	25.00%
JPMorgan Chase Bank, N.A.	$32,499,999.99	25.00%
Bank of America, N.A.	$21,666,666.67	16.67%
BBVA USA	$21,666,666.67	16.67%
U.S. Bank National Association	$21,666,666.67	16.67%
TOTALS	$130,000,000.00	100%